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                                                                    EXHIBIT 10.9


                 SPONSORSHIP, LICENSING, AND PROMOTION AGREEMENT

         This SPONSORSHIP, LICENSING, AND PROMOTION AGREEMENT (this "Agreement"), dated as of July 23, 1999, is by and between WeRPets.com, Inc., a Tennessee corporation ("WeRPets.com"), and AHN/FIT Internet, LLC, a Delaware limited liability company ("AHN/FIT"). WeRPets.com and AHN/FIT are each individually a "Party" and are together the "Parties." The date on which the WeRPets.com logo becomes publicly available for viewing on PetWave.com shall be referred to as the Launch Date.

                                   WITNESSETH:

         WHEREAS, AHN/FIT, among other things, owns and operates a web portal site located at Galaxy.com (the "Portal") at which it intends to develop a number of subject-matter oriented vertical communities including, among others, HealthWave.com and PetWave.com;

         WHEREAS, one of such vertical communities shall focus on pet- and animal-related content, community, and commerce (such vertical community and any successor service or vertical is referred to herein as "PetWave.com");

         WHEREAS, AHN/FIT desires to license pet- and animal-related content to be made available on the WeRPets.com web site;

         WHEREAS, AHN/FIT seeks (i) to acquire an equity stake in WeRPets.com,
(ii) to drive additional traffic to Galaxy.com, and (iii) to share in advertising revenues derived from PetWave.com and the AHN/FIT Content located on the WeRPets.com site;

         WHEREAS, WeRPets.com is in the business of (i) providing content and services to pet owners and pet-care professionals and (ii) selling pet-related products and services to consumers;

         WHEREAS, WeRPets.com seeks to drive the Portal's users to its web site in order to increase WeRPets.com's sales of pet-related products and services, to acquire repeat customers, and to reinforce the WeRPets.com brand as "The Premier Pet and Veterinarian Destination Site";

         WHEREAS, AHN/FIT and WeRPets.com now desire to enter into this agreement whereby (i) WeRPets.com shall become the exclusive sponsor of PetWave.com and of the Portal with regard to pet products and services, (ii) WeRPets.com will license certain content from AHN/FIT, and (iii) the Parties will cross-promote each other's web sites.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


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         Section 1. License of AHN/FIT Content.

                  (a) Subject to the terms of this Agreement, AHN/FIT hereby grants to WeRPets.com a worldwide, exclusive, nontransferable (except as provided in Section 13(e) hereof) license during the Term to: (i) access, download, and use the "AHN/FIT Content" (as that term is defined in Section 1(b) hereof) in the operation of the WeRPets.com website; (ii) reproduce from server to server, cache, store on its servers, distribute, display, perform, stream and transmit the AHN/FIT Content or any portion thereof; and (iii) sublicense to end users the right to print and download (but not redistribute) portions of the AHN/FIT Content for their own personal uses. WeRPets.com agrees not to modify or edit any AHN/FIT Content without AHN/FIT's prior written consent; provided, however, WeRPets.com may alter the format and duration of the AHN/FIT Content as necessary to display the AHN/FIT Content appropriately in the WeRPets-com website: provided, WeRPets.com shall not alter in any way the text or substance of the AHN/FIT Content. If AHN/FIT objects to any such reformatting, AHN/FIT may request that WeRPets-com cease such use, and WeRPets.com agrees to comply with any such written request within two (2) days of receipt thereof. The Parties acknowledge that AHN/FlT may continue to use the AHN/FIT Content for any purpose, including in connection with cable programming and within AHN/FIT's other media properties, so long as such use is solely by AHN/FIT and AHN/FIT's end users and not by any other licensee of the AHN/FIT Content on the web. With regard to the License, the parties further agree that:

                           (i) WeRPets.com will not distribute the AHN/FIT
                  Content to any third party, except as described above or as permitted under an agreement mutually acceptable to the Parties;

                           (ii) AHN/FIT will attach as Exhibit A hereto and make
                  a part hereof, any and all indices (in any form) of the AHN/FIT Content. An initial inventory of the AHN/FIT Content is attached hereto as Exhibit A and incorporated herein by reference. During the term hereof, AHN/FIT will provide access to such updated or new content indices of content created, or developed for PetWave.com to WeRPets.com upon the reasonable request of WeRPets.com and as the same is developed:

                           (iii) within a reasonable time from AHN/FIT's receipt
                  of a request from WeRPets.com, AHN/FIT will deliver to WeRPets.com any of the AHN/FIT Content requested. f the AHN/FIT Content is available in digitized form, AHN/FIT will deliver it in such form to WeRPets.com. If the AHN/FIT Content is not available in digitized form, AHN/FIT will deliver it in the best form in which it is available and, at WeRPets.com's discretion, WeRPets.com. may digitize the AHN/FIT Content (at WeRPets.com's sole expense), which digitized AHN/FIT Content shall then be deemed part of the AHN/FIT Content. The Parties agree to reasonably cooperate in fulfilling any request by WeRPets.com for AHN/FIT Content.


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                  (b) "AHN/FIT Content," as used in this Agreement, shall mean all items identified on Exhibit A and the following pet-related, animal health-related, and veterinary-related content, selected video clips and other materials owned or licensed by AHN/FIT:

                           (i) all content currently available at
                  TheHealthNetwork.com (excluding the Veternet licensed content) and any such content specifically created, or developed for PetWave.com or WeRPets.com. during the term hereof;

                           (ii) archived video content and programming digitized
                  by TheHealthNetwork.com (including but not limited to "Ask the Veterinarian"); and

                           (iii) the search engine located at PetWave.com
                  developed by AHN/FIT for WeRPets.com.

                           (iv) AHN/FIT shall also provide pet-related, animal
                  health-related and veterinary-related third party links collected throughout the WorldWideWeb and categorized on the pet directory of the Portal and Healthwave.com; provided, however, WeRPets.com acknowledges that such links are not owned or controlled by AHN/FIT and that such links are not subject to any warranties and representations by AHN/FIT.

                  (c) AHN/FIT hereby grants WeRPets.com a royalty-free, non-exclusive, non-transferable (except as provided in Section 13(e) herein), worldwide license to use the "AHN/FIT Marks" (as defined herein) in accordance with AHN/FIT's usage guidelines as may be set forth from time to time, for use in WeRPets.com's site, PetWave.com. advertising, marketing, promotion (on-line and otherwise) and distribution in connection with the WeRPets.com site. Such license shall include the right to use AHN/FIT's name and logo (i) as links from the WeRPets.com site to AHN/FIT's various web properties and (ii) on the WeRPets.com site. AHN/FIT will retain all goodwill and all other rights thereto, and WeRPets.com will obtain no goodwill or any other rights thereto as a result of the use of the AHN/FIT Marks. The "AHN/FIT Marks" shall include all trademarks, service marks, tradenames, logos, designs, graphics, audio and related marks arising from the AHN/FIT Content, exclusive of third-party links.

                  (d) WeRPets.com agrees that (i) as between WeRPets.com and AHN/FIT, AHN/FIT is the sole owner of the AHN/FIT Content, including all methods, techniques, formats, works of authorship, computer software, computer upgrades, computer programs, training materials, computer reports, data, corresponding intellectual property, and any other proprietary or confidential information rights made, created, developed or written with respect to this matter of this Agreement, the AHN/FIT Marks and all the goodwill relating thereto (collectively, the "AHN/FIT Intellectual Property"); (ii) at all times hereunder, the AHN/FIT Intellectual Property shall be and remain the sole and exclusive property of AHN/FIT; and (iii) WeRPets.com, by reason of this Agreement,


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         has not acquired any right, title, interest or claim of ownership in the AHN/FIT Intellectual Property other than the License. WeRPets.com. also agrees that any and all rights acquired solely through WeRPets.com's use of the AHN/FIT Intellectual Property, including goodwill, shall inure solely to the benefit of AHN/FIT and be solely the property of AHN/FIT.

         Section 2. PetWave.com Sponsorship.

                  (a) AHN/FIT agrees to host and operate PetWave.com (or such other name as shall be hereafter designated by WeRPets.com), which shall be a vertical community devoted to the subject of pets, and to locate the AHN/FIT Content therein. WeRPets.com shall have the right, subject to the covenants contained in this Agreement, to design the look-and-feel of PetWave.com and to decide the selection and arrangement of links and objects on PetWave.com. During the term hereof, WeRPets.com shall be identified in the Portal as the exclusive sponsor of the PetWave.com vertical.

                  (b) WeRPets.com shall be the exclusive pet-related sponsor and retailer throughout the pet and veterinary -related pages of the Portal and no advertising, direct links, promotional information, or marketing materials for or relating to any entity or web site which derives more than ten percent (10%) of its annual gross revenue from the sales of pet-related products and services or is primarily functioning or primarily known as a seller of pet-related products and services, shall be placed or displayed on the Portal. In addition, AHN/FIT will not (a) sell, or permit any other person or entity to sell, any pet-related products and services on the Portal; or (b) use, or permit any other person or entity to use, all or any part of AHN/FIT's customer information database to sell any pet-related products and services. Nothing herein shall (a) prevent a manufacturer or subject matter expert from discussing or promoting the sale of a particular product or service on the Portal, (b) prevent any other sponsor from selling products or services on its own web site, or (c) preclude the inclusion of pet or animal content text-only links on the pet directory of the Portal and other vertical communities.

                           (c) (i) WeRPets.com shall have the exclusive right to
                  sell advertising (or enter into contracts with third-parties for the sale of such advertising) within the PetWave.com vertical and shall bill and collect from advertisers any revenue therefrom. WeRPets.com shall maintain complete books and records with respect to all such advertisements sold and retain the same for at least three (3) years from the date of sale. WeRPets.com shall provide to AHN/FIT, on a quarterly basis, within thirty (30) days of the end of each quarter, a written report of advertisements sold, funds collected, agency commissions, and agency discounts with respect to advertising sold. Payment of the AHN/FIT Advertising Share (as that term is defined in Section 4(c) hereof) shall accompany the written statement.

                           (ii) AHN/FIT shall have the right to examine the
                  books and records of WeRPets.com to the extent reasonably required to ascertain whether WeRPets.com has correctly calculated the AHN/FIT Advertising Share. Such an


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                  examination will be conducted at AHN/FIT's expense not more than once in any twelve (12) month period. If such audit reveals that WeRPets.com has under-reported the AHN/FIT Advertising Share in excess of three (3%) percent, then WeRPets.com shall immediately be responsible for paying the costs and expenses of such audit in addition to the unpaid AHN/FIT Advertising Share. Following any such audit, AHN/FIT shall be entitled to perform a reasonable follow-up audit to verify compliance with this section which shall not be deemed to be in conflict with AHN/FIT's right to perform an audit once in a twelve (12) month period.

                  (d) AHN/FIT shall prominently feature WeRPets.com and its products and services in the Portal and at PetWave.com. During the term of this Agreement, WeRPets.com. shall be listed in the Portal and the PetWave.com vertical with an above-the-fold branded button which shall link users directly to the WeRPets.com site. "Above the Fold" means situated within that portion of a web page that is designed to be visible via a situated web browser without requiring the user to scroll horizontally or vertically through the page. The button-link provided hereunder shall be no less than 250 pixels by 100 pixels and shall be in a form mutually agreed upon by the parties.

                  (e) WeRPets.com hereby grants AHN/FIT a royalty-free, non-exclusive, non-transferable (except as provided in Section 13(e) herein), worldwide license to use the "WeRPets.com Marks" (as defined herein) in accordance with WeRPets.com's usage guidelines as may be set forth from time to time, for use in AHN/FIT's sites, advertising, marketing, promotion (on-line and otherwise) in accordance with this
         Section 2(b). Such license shall include the right to use WeRPets.com's name and logo as links from the Portal to the WeRPets.com. WeRPets.com. will retain all goodwill and all other rights thereto, and AHN/FIT will obtain no goodwill or any other rights thereto as a result of the use of the WeRPets.com. Marks. The "WeRPets.com Marks" shall include all trademarks, service marks, tradenames, logos, designs, graphics, audio and related marks arising from the WeRPets.com site, exclusive of the AHN/FIT Content and PetWave.com.

                  (f) The Parties agree that they shall use their best efforts to effect the Launch Date not later than September 30, 1999.

                  (g) AHN/FIT shall provide an individual to continue development and building of PetWave.com. during the Term of this Agreement.

         Section 3. Promotions. AHN/FIT will provide promotions, web links, and advertisements online at AHN/FIT's website and the Portal (collectively, the "Promotional Placements and Opportunities") to promote WeRPets.com. and the PetWave.com vertical in a manner to be agreed upon by the parties with size and specifications to be subject to AHN/FIT's then-current practice and policy.

         Section 4. Compensation. As consideration for the rights granted herein by AHN/FIT, WeRPets.com shall deliver to AHN/FIT the following:


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                  (a) an annual fee in the amount of $110,000 for the licensing of the AHN Content, payable in quarterly installments by WeRPets.com. at the end of each quarter (i.e., each March 31, June 30, September 30, and December 31) for so long as this Agreement remains effective; provided, that a pro-rated fee shall be due (i) on December 31, 1999 for the period between the Launch Date and December 31, 1999, and (ii) on the date upon which this Agreement expires or is terminated.

                  (b) on the Launch Date, certificates representing 120,000 shares of WeRPets.com Common Stock, $.01 par value per share issued to AHN/FIT Internet, LLC, which amount shall represent ten percent (10%) of the equity ownership of WeRPets.com as of the Launch Date;

                  (c) 6% in the first year (and 4% in any subsequent year) of the "Net Advertising Revenue" from the sale by WeRPets.com of advertising on the PetWave.com vertical. "Net Advertising Revenue" shall mean all monetary consideration actually received by WeRPets.com for all advertisements sold by WeRPets.com less: (a) agency discounts actually payable (if any); and (b) third party advertising sales representative commissions (if any). WeRPets.com shall be solely responsible for the collection and remittance of any sales or use taxes (not directly paid by advertisers to the applicable taxing authority) attributable to such advertisements (if any).

         Section 5. Representations and Warranties of WeRPets.com. WeRPets.com represents and warrants to AHN/FIT as follows:

                  (a) Corporate Organization. WeRPets.com is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

                  (b) Capitalization. Upon the date of the issuance of the common stock (pursuant to Section 4(b) hereof), the authorized capital stock of the Company shall consist of 1,200,000 shares of Common Stock, par value $.01 per share (the "Company Common Stock"), 1,080,000 shares of which shall be issued and outstanding. There are and shall be no other classes of securities of the Company outstanding. All of the shares of Company Common Stock will have been duly authorized, validly issued and be fully paid, nonassessable and free of preemptive rights. Other than this Agreement, there are currently no contracts or commitments relating to the issuance, sale, transfer, or registration of the Company Common Stock or any other securities of the Company. Other than this Agreement, there are no options, warrants, preemptive rights, calls, subscriptions, pledges, hens, convertible securities or other rights, agreements or commitments that obligate the Company to issue, transfer or sell any shares of Company Common Stock or any other securities of the Company.


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                  (c) Authorization and Validity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of WeRPets.com, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) WeRPets.com Content. WeRPets.com has all necessary right, title and interest in and to the content (other than the AHN/FIT Content) displayed at the WeRPets.com site and such content will not conflict with or result in a violation of any law, ordinance regulation, ruling, judgment, order, or injunction of any court or governmental instrumentality to which WeRPets.com is a party or by which WeRPets.com or any of its properties are bound. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against WeRPets.com.

         Section 6. Representations and Warranties of AHN/FIT. AHN/FIT hereby represents and warrants to WeRPets.com as follows:

                  (a) Corporate Organization. AHN/FIT is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

                  (b) Authorization and Validity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of AHN/FIT, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) AHN/FIT Content. AHN/FIT has all necessary right, title and interest in and to the AHN/FIT Content licensed pursuant to this Agreement. Furthermore, to the best of AHN/FIT's knowledge, the license granted hereby (i) does not require the consent of or notice to any governmental or regulatory authority; and (ii) does not conflict with or result in a violation of any law, ordinance regulation, ruling, judgment, order, or injunction of any court or governmental instrumentality to which AHN/FIT is a party or by which AHN/FIT or any of its web properties are bound. In the event AHN/FIT is notified that the foregoing subsections (i) and (ii) are not accurate, AHN/FIT shall promptly pursue appropriate remedial action. There are no claims, lawsuits, actions,


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         arbitrations, administrative or other proceedings, governmental investigations or inquiries pending against AHN/FIT with respect to the AHN/FIT Content. Furthermore, AHN/FIT has obtained the consent of any licensor to AHN/FIT of any of the AHN/FIT Content to sub-license such materials to WeRPets.com.

         Section 7. Additional Covenants and Agreement.

                  (a) Access to Information. The Parties agree to make available to each other, within a reasonable period of time, such documents or other information as the other Party may reasonably request and deem essential to the proper conduct of the parties' obligations related to this Agreement.

                  (b) Compliance with Law. WeRPets.com and AHN/FIT shall operate their respective Web sites and services in compliance with all applicable laws and regulations and each will be solely responsible for obtaining all required governmental authorizations necessary for the full performance of its services as provided (or under this Agreement.

                  (c) Use of AHN/FIT Marks. WeRPets.com shall use AHN/FIT's trademarks, tradenames, service marks, and any other intellectual property in a responsible, careful manner and shall not in any way infringe on any rights enjoyed by AHN/FIT. In using the License, WeRPets.com. shall at all times conduct itself in accordance with ethical, respectable, and prudent business standards.

                  (d) Operation of the Portal. AHN/FIT will regularly monitor and take reasonable steps to maintain the operation and performance of the Portal. AHN/FIT will use its reasonable efforts to support increasing numbers of users on the Portal including operating sufficient numbers of servers for reasonably anticipated levels of user traffic. The Parties will each be responsible for ensuring that their sites function with reasonable reliability and in a commercially reasonable manner throughout the Term.

                  (e) Traffic Statistics. So that WeRPets.com may monitor market performance and make program adjustments, AHN/FIT will provide to WeRPets.com timely and accurate reports every thirty (30) days of the traffic statistics pertinent to PetWave.com upon the implementation of NetGravity. these may include:

                           (i) the total number of page views and unique visitors on PetWave.com, and the number clickthroughs and impressions to the PetWave.com vertical community from Galaxy.com; and

                           (ii) the total number of clickthroughs to WeRPets.com from a banner advertisement or logo on Galaxy.com and PetWave.com.


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         WeRPets.com shall treat such data as confidential information and will not use it except in accordance with reasonable guidelines to be agreed by the Parties. Notwithstanding anything contained in this Section, AHN/FIT will not be required to deliver to WeRPets.com any user data in violation of its then-existing policies regarding the protection of user information.

                  (f) Reciprocal Advertising. The Parties shall include in its banner advertising rotation, at no additional cost, an advertisement for the other Party's site (Galaxy.com or WeRPets.com, as applicable), in a form upon which WeRPets.com and AHN/FIT shall mutually agree. WeRPets.com acknowledges that AHN/FIT will not provide banner rotations on Galaxy.com until the implementation of the NetGravity services on Galaxy.com.

                  (g) No Framing. Except as described in this Section 7(g), neither Party shall frame the other Party's sites. When a user clicks on a button, banner or any other form of link to the other Party's sites, such user shall be transferred directly to the other Party's sites without such framing. WeRPets.com shall place a carry-through bar on the WeRPets.com site that will provide a user that has linked to WeRPets.com from an AHN/FIT site with an opportunity to return to an AHN/FIT site. Notwithstanding this prohibition on framing, WeRPets.com may at its discretion and consistent with the License granted in
         Section 1 hereof, frame the PetWave.com vertical on one or more pages at or below the WeRPets.com. home page.

                  (h) Certain Content Prohibited. Both Parties' sites shall not contain, to the best of such Party's knowledge, and both Parties shall use their reasonable best effort to prevent the following from appearing on their sites: (a) defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (b) any message, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (c) any messages, data, images or programs that would knowingly or violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

                  (i) Quality Control. WeRPets.com acknowledges that uniform and high standards of quality with respect to using AHN/FIT Content are necessary in order to maintain the public image and consumer recognition of AHN/FIT Content, and that AHN/FIT has the right to establish and enforce such quality standards with respect to AHN/FIT Content. WeRPets.com shall use AHN/FIT Content only with respect to the terms of this Agreement. WeRPets.com agrees to maintain such quality standards as shall be reasonably prescribed by AHN/FIT in the conduct of AHN/FIT Content. WeRPets.com shall comply with conditions set forth in writing from time to time by AHN/FIT with respect to the style, appearance and manner of use of AHN/FIT Content. WeRPets.com shall use the AHN/FIT Marks in a responsible, careful manner and shall not infringe on any rights of AHN/FIT, including but not limited to trademark and copyright ownership.


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         In addition, WeRPets.com shall not use the AHN/FIT Marks or the AHN/FIT
         Content in a manner that constitutes a direct or indirect endorsement of any product or service (other than WeRPets.com).

                  (j) Protection of Intellectual Property. WeRPets.com admits the validity of, and agrees not to challenge, the AHN/FIT Intellectual Property. WeRPets.com shall not use any AHN/FIT Marks or any part thereof as part of the WeRPets.com corporate name nor use any name, trademark, service mark or other designation confusingly similar to the AHN/FIT Marks. WeRPets.com further agrees not to register any marks similar to the AHN/FIT Marks. In the performance of this Agreement, WeRPets.com shall comply with all applicable laws and regulations, and those laws and regulations particularly pertaining to the proper use and designation of trademarks. WeRPets.com shall cooperate with AHN/FIT to enable AHN/FIT to effect the trademark registration, maintenance and renewal of the AHN/FIT Marks. WeRPets.com acknowledges AHN/FIT's exclusive right, title and interest in and to the AHN/FIT Marks, the Portal, PetWave.com, related domain names, and the tradename, "AHN/FIT," as well as all additional trade names, trademarks, service marks, slogans and other intellectual property and titles used by AHN/FIT or provided by AHN/FIT to WeRPets.com.

                  (k) Privacy Policy. WeRPets.com agrees:

                           (i) to include links in the AHN/FIT Content and on
                  the WeRPets.com website to WeRPets.com's privacy policy which, at a minimum, shall provide end users with the right to "opt out" of the disclosure by WeRPets.com to third parties of any personally identifiable information collected by WeRPets.com (except as necessary for the use of the AHN/FIT Content or the WeRPets.com site), and

                           (ii) to honor any "opt out" request of an end user in
                  accordance with the foregoing and, if such user opts out, shall not provide such end user's names, screen names, addresses or other identifying information, including navigational information, obtained by WeRPets.com through access to an I/PRO account (or equivalent tracking system), to any third party in a manner which identifies such end users without AHN/FIT's prior written consent which may be withheld in AHN/FIT's sole discretion.

                  (l) Commercially Reasonable Efforts. Each Party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

         Section 8. Term. The obligations of the Parties under this Agreement shall continue for a period of 36 months from the Launch Date (such 36-month period being the "Initial Term" which, together with any subsequent renewal of the Agreement, shall be the "Term") unless sooner terminated pursuant to Section 9 hereof. Either Party shall have the option to renew this Agreement by delivering notice thereof to the other Party not later than 60 days before the end of the Initial Term. The Parties agree to discuss, in good faith, prior to the end of the Initial Term, the state of the Parties' relationship and the terms of the Agreement. If the parties cannot reach an agreement within the sixty day period, then this Agreement shall terminate at the end of the Term.

         Section 9. Termination.

                  (a) Means of Termination. This Agreement may be terminated at any time in the following ways:

                           (i) by the mutual consent in writing of AHN/FIT and
                  WeRPets.com;

                           (ii) by AHN/FIT if (A) there has been a material
                  violation or breach by WeRPets.com of any of the covenants, agreements, representations or warranties contained in this Agreement which has not been waived by AHN/FIT in writing and if such breach continues for a period of fifteen (15) days after the date on which WeRPets.com receives notice from AHN/FIT of such breach; (B) WeRPets.com's use of any trademarks, service marks, trade or business names is contrary to the provisions hereof or such use fails to meet the reasonable standards set forth by AHN/FIT and such failure continues for a period of fifteen (15) days after the date on which WeRPets.com receives notice from AHN/FIT of such; (C) WeRPets.com abandons its use of the AHN/FIT Content; or (D) WeRPets.com assigns or purports to assign any of the rights granted herein in violation of Section 13 hereof,

                           (iii) by WeRPets.com if (A) there has been a material
                  violation or breach by AHN/FIT of any of the covenants, agreements, representations or warranties contained in this Agreement which has not been waived by WeRPets.com in writing and if such breach continues for a period of thirty days after the date on which AHN/FIT receives notice from WeRPets.com of such breach; or (B) AHN/FIT fails to promote or support Galaxy.com or the PetWave.com vertical as described in this agreement, or (C) AHN/FIT discontinues its operations.

                  (b) Effect of Termination. In the event this Agreement is terminated in accordance with this Section 9, this Agreement shall become void and of no further force or effect, except for the following agreements and obligations of the parties, which shall survive the termination of this Agreement: (i) the obligations of each party to preserve confidentiality pursuant to Section 136) hereof, (ii) any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements; (iii) the obligation of each party to bear its own expenses as set forth in Section 10 hereof, and (iv) the representations and warranties of the parties contained in Sections 5 and 6 hereof.

         Section 10. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement, including its own legal and accounting.

         Section 11. Indemnification.

                  (a) Indemnification of AHN/FIT. WeRPets.com agrees to indemnify and hold harmless AHN/FIT, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Indemnified Party as a result of:

                           (i) the untruth, inaccuracy or breach of any
                  representation or warranty made by WeRPets.com in this Agreement;

                           (ii) the nonfulfillment or breach of any covenant,
                  agreement or obligation of WeRPets.com contained in this Agreement;

                           (iii) WeRPets.com's conduct while using the AHN/FIT
                  Content; and

                           (iv) the sale and display of advertising (except to
                  the extent that such losses are the proximate result of conduct by AHN/FIT).

                  (b) Indemnification of WeRPets.com. AHN/FIT agrees to indemnify and hold harmless WeRPets.com, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Indemnified Party as a result of:

                           (i) the untruth, inaccuracy or breach of any
                  representation or warranty made by AHN/FIT in this Agreement;
                  or

                           (ii) the nonfulfillment or breach of any covenant,
                  agreement or obligation of AHN/FIT contained in this Agreement.

                  (c) Notice and Defense of Claims. With respect to any claims, falling within the scope of Sections 13(a) and 13(b):

                           (i) each Party agrees promptly to notify the other in
                  writing of, and to keep the other fully advised with respect to, such claims and the progress of any legal actions relating thereto in which the other Party is not a participant;

                           (ii) the Indemnified Party shall afford the other
                  party (the "Indemnifying Party") the opportunity of defending such claim and controlling the litigation, settlement or other disposition of such claim;

                           (iii) the Indemnified Party shall fully cooperate in
                  connection with such defense, settlement or other disposition and shall have the right, but not the obligation, to join in and be represented by its own counsel, at the Indemnified Party's own cost and expense;

                           (iv) the Indemnifying Party shall have the right, but
                  not the obligation unless so requested by the Indemnified Party, to assume the defense of such a claim instituted against the Indemnified Party with the Indemnifying Party's own counsel and at its expense; if the Indemnifying Party does not undertake the defense of such claims, the Indemnified Party shall be entitled to reimbursement of its reasonable attorneys' fees in defending the claim;

                           (v) each Party shall have the right to participate at
                  its expense in the defense of any claim instituted against it, and if such Party does so participate, it shall not have the right to recover against the other Party the costs and expenses (including its attorneys' fees) of its participation in such suit;

                           (vi) the foregoing indemnifications shall not be
                  deemed to entitle either Party to recover against the other Party for lost profits or other consequential damages, whether actual, anticipated or estimated; and

                           (vii) in the event that a Party assumes the defense
                  of a claim against the other Party, the Party assuming the defense shall not enter into any compromise or settlement of the claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (e) Limitations. Neither party shall be obligated to indemnify and hold harmless the other pursuant to this Section 11 unless and until the aggregate of all indemnifiable Losses exceeds $15,000; provided, however, that in the event the aggregate of all indemnifiable Losses exceeds $15,000, there shall be indemnification for all indemnifiable Losses beginning with the first dollar.

                  (f) Limitation Of Damage. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES

         ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS, BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY GUARANTEES THAT ACCESS TO ITS SITE(S) WILL BE UNINTERRUPTED OR ERROR-FREE.

         Section 12. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:

                  (a) If to AHN/FIT, to:

                      AHN/FIT Internet, LLC
                      c/o The Health Network
                      28 White Bridge Road, Suite 208
                      Nashville, TN 37205
                      Attn: Robert Hutsell

                      with a copy to:

                      AHN/FIT Internet, LLC
                      1440 S. Sepulveda Blvd.
                      Los Angeles, CA 90025
                      Attn: Business & Legal Affairs

                  or at such other address as may be furnished to WeRPets.com by AHN/FIT in writing.

                  (b) If to WeRPets.com, to:

                      4117 Hillsboro Pike
                      Suite 103-256
                      Nashville, TN 37215

                      with a copy to:

                      Waller Lansden Dortch & Davis,
                      A Professional Limited Liability Company
                      511 Union Street, Suite 2100
                      Nashville, Tennessee 37219
                      Attention: Matthew R. Burnstein, Esq.

                  or at such other address as may be furnished to AHN/FIT by WeRPets,com in writing.

         Section 13. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement and understanding between WeRPets.com and AHN/FIT and supersedes and cancels all prior agreements and understandings relating to the subject matter hereof, whether written or oral, which shall remain in effect. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

                  (b) Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                  (c) Further Assurances. Each party covenants that at any time, and from time to time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                  (d) Waive. Any failure on the part of any party to comply with any or its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                  (e) Assignment. Neither Party may assign this Agreement except
         (a) in connection with the transfer of substantially all of the business operations of such Party (whether by asset sale, stock sale, merger or otherwise) and if such assignee is not a "direct competitor" of the other Party; (b) to an affiliate of such Party, which affiliate directly or indirectly controls, is controlled by, or is under common control with such Party; or (c) with the written permission of the other Party, which shall not be unreasonably withheld. For purposes of this Agreement., "direct competitor" shall mean a person or entity whose primary business is the provision of products or services substantially similar to those offered by the non-assigning party, whether or not such services are provided under this Agreement.

                  (f) Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives. successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto.

                  (g) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (i) Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between the parties hereto, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

                  (j) Confidentiality. WeRPets.com agrees that it and its employees have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from AHN/FIT personnel or AHN/FIT's files, and that they have not and will not reveal the same to any persons not employed by AHN/FIT except to the extent necessary to comply with the law or the valid order of a court of competent jurisdiction, in which event WeRPets.com shall so notify AHN/FIT as promptly as practicable. Upon termination of this Agreement or any other agreement between the parties and at AHN/FIT's request and instruction, all information in the possession of WeRPets.com shall be returned to AHN/FIT or destroyed.

                  (l) Force Majeure. Neither Party shall have any liability to the other Party for any failure or delay resulting from any Act of God, governmental action, decree or regulation, court order, severe weather, earthquake, fire, failure of supplier, armed conflicts, power failure, riot, explosion, material or labor shortage or strikes, carrier interruption of any kind, work slowdown, unavailability of communications transport facilities, and breakdowns in communications transport facilities, or any other condition beyond the reasonable control of such party, whether or not foreseeable, affecting its ability to perform its duties and obligations under this Agreement.

                  (m) Governing Law: Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of California and the parties agree that jurisdiction and venue shall lie in Los Angeles County, California and each party consents to the personal jurisdiction of a court of competent jurisdiction in Los Angeles County, California.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written.

                                           AHN/FIT INTERNET, LLC

                                           -------------------------------------
                                           By:
                                              ----------------------------------
                                           Title:
                                                 -------------------------------

                                           WERPETS.COM,INC.


                                           -------------------------------------
                                           By:
                                              ----------------------------------
                                           Title:
                                                 -------------------------------

                                    EXHIBIT A


                                 AHN/FIT Content

I
PET HEALTH (text)

-----------------------------------------------------------------------------------------------------------------------
Animal First Aid                    *Animal Burns[Heatstroke
                                    *Animal Poisoning
                                    *Animal Eye Injury
                                    *Animal Trauma

Common Problems in                  *Cancer in Pets Animals                     *Ticks, Lyme Disease and the
Animals                                                                          Threat to Your Pet
                                    *Declare War on Fleas!                      *Cushings Disease: Hard to Diagnose,
                                                                                 Know the Facts
                                    *Euthanasia                                 *Diabetes in Pets
                                    *Gum Care in Cats                           *Fleas and Ticks
                                    *Overweight Pets in Spring                  *Kidney Disease in Pets
                                     Training
                                    *Stop the Barking!                          *The Truth About Pet Myths

Nutrition in Animals                *3 Dog Bakery Recipes
                                    *Adult Dogs
                                    *Salmon Balls Rollin' Kitty
                                     Cruisine
                                    *Adult Cats
                                    *Older Pets
                                    *Under One Year

Preventing Problems in              *Cat Vaccinations                           *Dog Vaccinations
Animals
                                    *Heartworm Prevention                       *Intestinal Worms
                                    *Itchy Pets                                 *Parrot Behavior
                                    *Pet Dentistry                              **Pet Introductions
                                    *Preventing Heartworms

Career Opportunities for            *Animal Hospital Assistants
Veterinarians
                                    *Veterinarian Profession
                                    *Veterinary Medicine
                                     Employment Outlook
                                    *Educational Requirements
                                    *Veterinary Education Costs

Pet Care Bookshelf                  Pet Care Bookshelf

Puppies & Kittens                   *Housebreaking Puppies/Kittens
                                    *Socialization
                                    *Vaccinations for Pets
                                    *How to Pick a Kitty
                                    *Training of Young Pets
                                    *Where to Find a Young Pet

Grooming                            *Dental Health Recipe for Pet
                                     Toothpaste
                                    *Home Maintenance
                                    *Professional
                                    *Grooming Provides Healthy
                                     Benefits
                                    *Pet Grooming

Older Pets                          *Aggression
                                    *House Soiling
                                    *Punishments
                                    *Barking
                                    *Preventing Problems in Pets
                                    *Rewards for Pets

Pet Care                            *A Girl, Her Horse, and a New               *About the Breed: Ibizan
                                     Lease on Life                               Hound
                                    *Animals on the Silver Screen               *Aquarium Maintenance
                                    *Bird Care                                  *Boarding a Pet
                                    *Breeding and Reproduction                  *Caring for Fish
                                    *Caring for Your Chinchilla                 *Caring for Your Lory
                                    *Caring for Your New Kitten                 *Caring for Your New Puppy
                                    *Cat Behavior                               *Cats Belong Indoors!
                                    *Common Cat Problems                        *Common Dog Problems
                                    *Creature Feature II,                       *Creature Feature III,
                                     Tarantulas & Scorpions                      Cockroaches & Snakes
                                    *Creature Feature I, Bats                   *Dealing With Pet Diabetes
                                    *Dental Care for Your Pet                   *Dog Has Dangerous Appetite
                                    *Eye Problems in Pets                       *Feline Urological Syndrome
                                    *Fleas and Ticks                            *Gerbils and Guinea Pigs
                                    *Glimpse of a Bald Eagle                    *Heart Disease
                                    *Heartworms                                 *Heatstroke Signs in your Pet
                                    *History of a Rat Terrier                   *Introducing Pet and Baby
                                    *Kitty Litter Box Training                  *Meet the Grey Squirrel
                                    *Oppossum Boom in the Pet Trade             *Pet Ear Infections
                                    *Pet First Aid                              *Pet Nutrition and Care
                                    *Pet Summer Safety                          *Pets Touch Our Hearts
                                    *Reptiles                                   *Routine Checkups for Pets
                                    *Selecting the Right Pet                    *Selecting the Right Puppy

                                    *Skin Disorders                             *Spaying and Neutering
                                    *Story of the Bearded Dragon:               *Tale of the Rat Terrier
                                     New Lizard on the Pet Scene
                                    *The American Alligator                     *The American Shorthair
                                    *The Bear Essentials                        *The Benefits of Pet Therapy
                                    *Weight Problems in Pets                    *Which Vet For Pug?
                                    *Worms

Recipes for Your Pet                For Your Dog                                For Your Cat
                                    *Cheesy Hound Loaf                          *Salmon Balls Rollin'
                                    *Great Dane Gobbler Loaf                    *Polenta For Cats
                                    *Ginger Bread Cookies
                                    *Bananna Mutt Cookies
                                    *Polenta For Dogs

All About Cats                      *"My 10 year old cat recently       2:42    *"My 14 year old cat has lost
                                      started urinating around the                weight. My vet isn't sure what's
                                      house. What can I do?"                      wrong. Do I continue with
                                                                                  expensive tests? Is he in pain?"
                                    *"My indoor cat got out.            3:16    *"How can I get my cat to pay
                                      Will she ever come home?"                   attention to me?"
                                    *"My cat is pregnant. how will I    2:46    *"How do I get my pet in her
                                      know when she is going to                   pet carrier?
                                      give birth?"
                                    *"I have a 4 year old cat and a     4:33    *"Why does my cat scratch at his
                                      new kitten. Why don't they                  water dish?"
                                      get along? Should I keep my
                                      young daughter away from
                                      them?"
                                    *"Is my baby making my cats         2:41    *"My male cat bites his claws
                                      skittish?"                                  when I pet him. Why?"
                                    *"How do I keep my cats             1:21
                                      from chewing on
                                      electrical cords?"

Birds & Reptiles                    *"My 4 foot iguana outgrew his      1:49
                                      tank. What should I do?"
                                    *"My bird is loosing some           1:57
                                      feathers. What should I do?"
                                    *"Why is my friend's python         1:30
                                      biting himself?"

                                    *"My iguana is supposed to lay      3:04
                                      eggs but she hasn't. Will
                                      she die?"
                                    *"I have a pair of cockatiels.      2.13
                                      The female lays eggs, but
                                      nothing happens."
                                    *"My parrot bites me, but           1:20
                                      not my son. Will the bird
                                      ever like me?"

Physical Wellness                   *"What causes my dog to             4:07
                                      have severe bad breath
                                      and what can I do about
                                      it?
                                    *"Could my cat's diabetes be        2:29
                                      transient?"
                                    *"What can I do for my dog          3:25
                                      who has congestive heart
                                      failure?"
                                    *"Will feline cancer always         3:10
                                      show up in blood work?"

Training                            *"How do I ween my dog              1:36
                                      from its crate?
                                    *"How do I teach my dog to          2:39
                                      stop biting? Does play
                                      biting create this
                                      behavioral problem?
                                    *"How do I prevent                  4:01
                                      destructive doggie
                                      behavior?"
                                    *"My dogs chew on our               3:06
                                      chairs when we leave the house.
                                      What can we do?"
                                    *"How do I stop my dog              2:35
                                      from barking at me and
                                      our house guests?"
                                    *"What are some helpful             6:45
                                      hints on crate training a
                                      puppy?"
Behavioral                          *"Why does my dog go to             1:15
                                      the bathroom as soon as I
                                      leave the house?"
                                    *"How do I control                  3:43
                                      mounting behavior in my
                                      dog?"

                                    *"Why does my dog eat its           2:54
                                      own feces?"
                                    *"What do I do about a dog          5:41
                                      which has begun to show
                                      aggressive behavior?"
                                    *"How do I prevent my dog           2:22
                                      from urinating when she
                                      is excited?"

Caretaking                          *"How do I take care of my          1:45
                                      dog when he cuts his feet
                                      pads?"
                                    *"Is getting a big dog feeder       1:54
                                      good for your pet's health or
                                      just a fad?
                                    *"How often should I                3:30
                                      groom my pet?"
                                    *"What is the best way to           2:40
                                      handle flea infestation?"
                                    *"What are the dangers of           3:05
                                      mosquitos in contracting
                                      heartworm? And is
                                      heartworm medication
                                      necessary?"
                                    *"What are some home                2:30
                                      remedies

PET MEDICAL RECORD
                                    *1,500 People using this service


A VISIT TO THE VET

469556 12

                                    *Spay, Neuter, and Laser ?
                                     declawing videos

                                    *Other video and text
                                     content in this section ?